Exhibit 99.1

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	Stephen Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
	jill@allencaron.com	dstewart@ritamed.com
	len@allencaron.com	spedroff@ritamed.com

UPDATE: RITA MEDICAL SYSTEMS ANNOUNCES THIRD QUARTER, NINE-MONTH RESULTS

Sales of $3.9 Million; Reduced Operating Expenses and Cash Burn Rate; Improved Bottom-Line Results

The following news release, RITA MEDICAL SYSTEMS ANNOUNCES THIRD QUARTER, NINE-MONTH RESULTS, dated October 22, 2003 contains in paragraphs one and nine an explanation of a non-GAAP financial measurement. Today’s news release replaces the news release dated October 20, 2003.

Mountain View, Calif., October 22, 2003 . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that its recent reorganization has resulted in lower operating expense and improved bottom-line results for the Company’s third quarter and nine months ended September 30, 2003. Sequentially, operating expenses were reduced 11 percent to $5.2 million for this year’s third quarter from $5.8 million in the second quarter of 2003. The net use of cash and investments (which the Company’s calls its “cash burn rate”) for the third quarter of 2003 was $1.6 million, down significantly from $2.3 million in the year-earlier period and $5.5 million in the second quarter of 2003. The net use of cash and investments for the second quarter of 2003 includes $2.6 million in patent litigation settlement costs paid by the Company. The net use of cash and investments for the second quarter of 2003, excluding the $2.6 million patent litigation settlement, would have been $2.9 million. Sales for this year’s third quarter were $3.9 million, down slightly from the $4.0 million in the second quarter of 2003 and down 13 percent from $4.5 million in the third quarter of 2002.

The net loss for the third quarter of 2003 was $2.5 million, or a $0.14 loss per share, compared to a net loss of $2.7 million, or $0.18 loss per share, for the year-earlier period and a net loss of $3.4 million, or a $0.19 loss per share, for the second quarter of 2003. Gross margins were 68 percent for the third quarter of 2003, up from 61 percent in the same period of last year and 58 percent for this year’s second quarter.

U.S. sales for this year’s third quarter were 86 percent of total sales compared to 77 percent for the prior year period. Disposable sales represented 91 percent of total sales in the third quarter of 2003, compared to 79 percent for the 2002 third quarter.

R&D expense in this year’s third quarter declined when compared to the prior year period, due to a significant year-to-year reduction in legal expense as a result of the settlement of patent litigation.

MORE-MORE-MORE

RITA MEDICAL SYSTEMS ANNOUNCES THIRD QUARTER, NINE-MONTH RESULTS

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President and Chief Executive Officer Joseph M. DeVivo commented, “Operational and organizational changes implemented since the last conference call have reduced our cost structure and have had a positive impact on bottom-line results. Today, we believe the RITA operation is leaner, more efficient and has the necessary talent in place to implement a number of new marketing programs designed to increase share in our target tumor-ablation markets.

“In addition,” said Mr. DeVivo, “third quarter sales, while lower than last year’s period, in the U.S., we believe we are starting to see a trend of existing customers ordering more disposables. Our goals are to drive top-line growth in the coming periods and to continue improving the quality of those revenues, focusing on procedures as a more accurate measure of core progress.”

For the nine months ended September 30, 2003, total sales were $12.4 million with a net loss of $8.8 million, or a $0.50 loss per share, compared to total sales of $13.7 million with a net loss of $10.4 million, or $0.70 loss per share for the prior year period.

The balance sheet at September 30, 2003, showed cash, cash equivalents, and marketable securities of $10.6 million, a current ratio of 6.8:1, total assets of $23.3 million, stockholders’ equity of $21.0 million and no debt.

The Company’s reference to its net use of cash and investments excluding $2.6 million in patent litigation settlement expense in the second quarter of 2003 is a non-GAAP financial measure. Management believes that a review of its net use of cash and investments excluding this item provides an important insight into the Company’s ongoing operating results and trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for RITA’s financial results prepared in accordance with GAAP.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radio frequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to the use of the Company’s technology and the Company’s future financial and operating performance are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

TABLES FOLLOW

RITA MEDICAL SYSTEMS ANNOUNCES THIRD QUARTER, NINE-MONTH RESULTS

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RITA MEDICAL SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Sales	$3,865	$4,454	$12,412	$13,679
Cost of goods sold	1,253	1,730	4,530	5,773

Gross profit	2,612	2,724	7,882	7,906

Operating expenses
Research and development	976	1,218	3,395	3,882
Selling, general and administrative	4,182	4,311	13,482	14,837

Total operating expenses	5,158	5,529	16,877	18,719

Loss from operations	(2,546)	(2,805)	(8,995)	(10,813)

Interest income and other expense, net	32	85	157	368

Net loss	$(2,514)	$(2,720)	$(8,838)	$(10,445)

Net loss per share, basic and diluted	$(0.14)	$(0.18)	$(0.50)	$(0.70)

Shares used in computing basic and diluted net loss per share	17,807	14,996	17,538	14,816

RITA MEDICAL SYSTEMS ANNOUNCES THIRD QUARTER, NINE-MONTH RESULTS

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RITA MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$3,327	$6,888
Marketable securities	6,132	5,427
Accounts and note receivable, net	2,565	2,798
Inventories, net	2,392	3,521
Prepaid assets and other current assets	1,097	995

Total current assets	15,513	19,629
Long term marketable securities	1,106	520
Long term note receivable, net	372	381
Property and equipment, net	1,268	1,565
Intangibles and other assets	5,001	2,071

Total assets	$23,260	$24,166

Liabilities and stockholders’ equity
Current liabilities	$2,296	$3,563
Stockholders’ equity	20,964	20,603

Total liabilities and stockholders’ equity	$23,260	$24,166